Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 24, 2024	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 4, 2024 was $34.8 million, or $0.70 per share ($0.69 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 4, 2024 decreased 7.2 percent to $262.5 million from net sales of $282.8 million for the prior year 13-week fiscal quarter ended April 29, 2023. Comparable store net sales for the 13-week fiscal quarter ended May 4, 2024 decreased 9.0 percent from comparable store net sales for the prior year 13-week period ended May 6, 2023. Online sales decreased 13.4 percent to $44.4 million for the 13-week fiscal quarter ended May 4, 2024, compared to net sales of $51.3 million for the 13-week fiscal quarter ended April 29, 2023.

Due to the 53rd week in fiscal 2023, comparable store net sales for the quarter are compared to the 13-week period ended May 6, 2023.

Net income for the first quarter of fiscal 2024 was $34.8 million, or $0.70 per share ($0.69 per share on a diluted basis), compared with net income of $42.9 million, or $0.87 per share ($0.86 per share on a diluted basis) for the first quarter of fiscal 2023.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_zp-00jfFTbC_Ilct3roVWQ. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal quarter, it operated 440 stores in 42 states compared with 440 stores in 42 states at the end of the first quarter of fiscal 2023.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023

SALES, Net of returns and allowances	$262,480	$282,834

COST OF SALES (Including buying, distribution, and occupancy costs)	141,783	149,577

Gross profit	120,697	133,257

OPERATING EXPENSES:
Selling	63,726	66,102
General and administrative	14,575	13,425
	78,301	79,527

INCOME FROM OPERATIONS	42,396	53,730

OTHER INCOME, Net	3,754	3,139

INCOME BEFORE INCOME TAXES	46,150	56,869

INCOME TAX EXPENSE	11,307	13,933

NET INCOME	$34,843	$42,936

EARNINGS PER SHARE:
Basic	$0.70	$0.87

Diluted	$0.69	$0.86

Basic weighted average shares	49,854	49,513
Diluted weighted average shares	50,172	49,861

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 4, 2024	February 3, 2024 (1)	April 29, 2023

CURRENT ASSETS:
Cash and cash equivalents	$267,427	$268,213	$254,433
Short-term investments	23,052	22,210	23,066
Receivables	6,139	8,697	6,356
Inventory	130,661	126,290	137,735
Prepaid expenses and other assets	19,550	18,846	12,325
Total current assets	446,829	444,256	433,915

PROPERTY AND EQUIPMENT	493,025	489,037	471,152
Less accumulated depreciation and amortization	(360,950)	(360,200)	(355,091)
	132,075	128,837	116,061

OPERATING LEASE RIGHT-OF-USE ASSETS	288,646	280,813	265,716
LONG-TERM INVESTMENTS	26,763	24,993	22,512
OTHER ASSETS	11,757	10,911	10,656

Total assets	$906,070	$889,810	$848,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$54,811	$45,958	$57,774
Accrued employee compensation	13,767	49,827	17,942
Accrued store operating expenses	23,477	19,067	23,627
Gift certificates redeemable	14,370	16,667	14,325
Current portion of operating lease liabilities	83,645	85,265	84,619
Income taxes payable	15,210	4,672	8,517
Total current liabilities	205,280	221,456	206,804

DEFERRED COMPENSATION	26,763	24,993	22,512
NON-CURRENT OPERATING LEASE LIABILITIES	240,212	230,141	214,370
Total liabilities	472,255	476,590	443,686

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,778,536 shares at May 4, 2024, 50,445,186 shares at February 3, 2024, and 50,456,196 shares at April 29, 2023	508	504	505
Additional paid-in capital	196,208	192,686	182,544
Retained earnings	237,099	220,030	222,125
Total stockholders’ equity	433,815	413,220	405,174

Total liabilities and stockholders’ equity	$906,070	$889,810	$848,860

(1) Derived from audited financial statements.